Exhibit 10.23

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into between etrials Worldwide, Inc., a Delaware corporation with a principal place of business at 2701 Aerial Center Parkway, Suite 100, Morrisville, NC 27560 (the “COMPANY”) and John Cline, (the “EXECUTIVE”).

(c) Employment.

COMPANY hereby employs EXECUTIVE, and EXECUTIVE hereby agrees to accept employment from COMPANY as its President and Chief Executive Officer. EXECUTIVE will report to the the Board of Directors of COMPANY, and he agrees during the term of his employment under this Agreement to perform the duties and responsibilities of such position as may be assigned him from time to time by the Board of Directors of the COMPANY. EXECUTIVE shall perform his duties in a manner that is consistent with the requirements of Delaware general corporation law and the policies of the Company. EXECUTIVE further agrees to use his best efforts to promote the interests of COMPANY and to devote his full business time and energies to the business and affairs of COMPANY. EXECUTIVE may, however, engage in civic and not-for-profit activities for which no compensation (other than reimbursement of his actual expenses incurred in performance of such activities) is paid to him, so long as such activities do not materially interfere with the performance of his duties to COMPANY hereunder.

(d) Term of Employment.

The employment under this Agreement shall commence on or about December 12, 2003 and shall continue for a period of two years thereafter, unless earlier terminated pursuant to the provisions of this Agreement; and it shall be renewed for successive periods of one year unless either party shall give notice of termination, as provided for herein within sixty (60) days of the expiration of any such one-year term.

(e) Compensation.

(a) Base Salary. As compensation for services provided to COMPANY, EXECUTIVE shall receive a salary at the annual rate of $215,000, to be paid as and when other employees of the COMPANY are paid, less such payroll and withholding taxes as required by law to be deducted and such other deductions as EXECUTIVE shall authorize in writing. The base salary shall be pro-rated for any partial month at either the commencement or termination of the employment. Such Base Salary shall be reviewed, and any increases in the amount thereof shall be determined, by the board of directors in its sole discretion at the end of each twelve-month period of employment during the term hereof. There shall be no decrease in the amount of the Base Salary below the amount stated above.

(b) Performance Bonus. The EXECUTIVE shall be eligible for a performance bonus, based upon factors to be determined, in writing, by the Company’s Board of Directors. The Board of Directors will determine the factors for the performance bonus within 45 days after the Board of Directors approves the budget for that year.

(c) Bonus. In addition to the performance bonus provided for in paragraph (b) above, the EXECUTIVE shall be eligible for and may receive bonuses, the amount of which, if any, shall be determined solely within the discretion of the board of directors.

4. Participation in Benefit Plans, Reimbursement of Business Expenses.

(a) Benefit Plans. During the term of this Agreement, EXECUTIVE shall be provided with medical insurance, life and disability insurance, vacation benefits (four weeks), sick leave benefits, holidays, car allowance of $500/month and other benefits which are not less than, and on terms no less favorable than, those that COMPANY provides generally to its other executive employees, if any. EXECUTIVE (and any dependents) must meet the eligibility requirements of any such plans as a condition to his (and their) participation.

(b) Reimbursement of Business Expenses. During the term of this Agreement, COMPANY shall reimburse EXECUTIVE promptly for all reasonable expenditures fees incurred by EXECUTIVE in the course of performing services pursuant to this Agreement, which expenses may include, but are not limited to, travel, entertainment, meetings, parking, publications, association dues, and conference, provided that EXECUTIVE provides proper evidence of such expenses and submits his requests for reimbursement in accordance with the policies and procedures of the COMPANY then in effect.

(c) Moving Allowance. During the term of this Agreement, the COMPANY shall agree to reimburse the EXECUTIVE for all moving costs up to $75,000 incurred in connection with relocation of the EXECUTIVE’S home residence to the city in which the COMPANY headquarters is located, net of any state or federal income taxes related to the moving allowance. The allowable moving expenses are to include direct verifiable expenses including but not limited to house hunting travel costs for the EXECUTIVE and his family, moving van and packing/unloading costs, selling costs of former home and closing costs of new home.

5. Termination of Employment.

The EXECUTIVE’S employment hereunder may be terminated only as follows:

(a) Without Cause by the COMPANY. The COMPANY may terminate the EXECUTIVE’S employment hereunder without cause, only upon action by the board of directors, and upon prior written notice to the EXECUTIVE.

(b) For Cause, by the COMPANY. The COMPANY may terminate the EXECUTIVE’S employment hereunder for cause immediately and with prompt notice to the EXECUTIVE, which cause shall be determined in good faith solely by the board of directors, after providing the EXECUTIVE with written notice and an opportunity to be heard. “Cause” for termination shall include the following conduct of the EXECUTIVE:

(i) Material breach of this Agreement by the EXECUTIVE, which breach shall not have been cured by the EXECUTIVE within thirty (30) days of receipt of written notice of said breach;

(ii) Willful misconduct as an employee of the COMPANY that results in material economic detriment to the COMPANY, including but not limited to: intentionally misappropriating any funds or property of the COMPANY; attempting to willfully obtain any personal profit from any transaction in which the EXECUTIVE has an interest with is adverse to the interests of the COMPANY; or any other act or omission which substantially impairs the COMPANY’S ability to conduct its business in its usual manner;

(iii) Neglect or unreasonable refusal to perform the material duties and responsibilities assigned to the EXECUTIVE by the Board of Directors or pursuant to this Agreement after written warning from the COMPANY specifying the duties or responsibilities which EXECUTIVE has failed to perform;

(iv) Actions by EXECUTIVE which expose the COMPANY to substantial liability such, including, without limitation, discrimination or sexual harassment;

(v) Violations of any written policy of the COMPANY, including its insider trading policy and ethics policy, if EXECUTIVE knows or should know the action or omission of EXECUTIVE which constitutes a violation of these policies;

(vi) Violation of, by EXECUTIVE, or causing the COMPANY to violate, any securities laws, rules or regulations or violation of any whistleblower protection policy of the Company or applicable law;

(vii) Any attempt to mislead, or unduly influence, whether or not successful, the independent auditors of the COMPANY, if the Board of Directors determines the action or omission was intentional;

(viii) Failure to maintain internal financial processes, systems and controls consistent with the recommendations of the independent auditors, the members of the Audit Committee or the Board of Directors or applicable law, rules or regulations;

(ix) Any failure to disclose a material fact about the COMPANY to the Board of Directors, if the Board of Directors determines the failure was intentional;

(x) Causing the COMPANY to take any action which would cause EXECUTIVE to earn any bonus, if the Board of Directors determines the action was taken in bad faith; and

(xi) Conviction of a felony.

(c) For Good Reason by the EXECUTIVE. The EXECUTIVE may terminate employment hereunder for good reason immediately and with prompt notice to the COMPANY, subject to Section 11 of this Agreement. “Good reason” for termination by the EXECUTIVE shall be limited to, the following conduct of the COMPANY:

(i) Material breach of any provision of this Agreement by the COMPANY, which breach shall not have been cured by the COMPANY within thirty (30) days of receipt of written notice of said breach; and

(ii) The assignment to the EXECUTIVE of duties inconsistent with the EXECUTIVE’S position, authority, duties or responsibilities as contemplated by Section 1 of the Agreement, or any other action by the COMPANY which results in a material diminution of such position, authority, duties or responsibilities, or which materially impair the EXECUTIVE’S ability to function, excluding for this purpose any isolated action not taken in bad faith and which is promptly remedied by the COMPANY after receipt of written notice thereof given by the EXECUTIVE. Notwithstanding the foregoing, suspension of EXECUTIVE while the Board of Directors conducts any investigation into the conduct of EXECUTIVE or the removal of authority or responsibility of EXECUTIVE over any matter or person or any action to avoid or decrease liability exposure, taken on advice of legal counsel to the COMPANY shall not constitute good reason.

(d) Death. The period of active employment of the EXECUTIVE hereunder shall terminate automatically in the event of his death.

(e) Disability. In the event that the EXECUTIVE shall be unable to perform the duties hereunder for a period of one hundred eighty (180) consecutive days by reason of disability as a result of illness, accident or other physical or mental incapacity or disability, the COMPANY may, in its discretion, by giving written notice to the EXECUTIVE, terminate the EXECUTIVE’S employment hereunder as long as the EXECUTIVE is still disabled on the effective date of such termination.

(f) By the EXECUTIVE Without Good Reason. The EXECUTIVE may resign or otherwise voluntarily terminate his employment with the COMPANY, without good reason, upon ninety (90) days’ written notice to the COMPANY. Upon receipt of such written notice, the COMPANY may, in its sole discretion, give the resignation immediate or such earlier effect as it specifies.

6. Compensation in the Event of Termination.

In the event that the EXECUTIVE’S employment pursuant to this agreement terminates prior to the end of the Term of this Agreement for a reason provided in Section 5 hereof, or in the event the Term is not renewed pursuant to Section 2 hereto, the COMPANY shall pay the EXECUTIVE compensation as set forth below:

(a) By the EXECUTIVE for Good Reason; By the COMPANY Without Cause. In the event that the EXECUTIVE’S employment hereunder is terminated (i) by the COMPANY without cause, (ii) by the EXECUTIVE for good reason pursuant to section 5(c) hereof, (iii) by EXECUTIVE refusing to renew this Agreement for good reason as defined in section 5(c) hereof, or (iv) by COMPANY refusing to renew this Agreement without cause; then the

COMPANY shall provide the EXECUTIVE the following severance benefits (the “Severance Benefits”):

(i) Annual Base Salary and other Compensation as set forth in Section 3 hereof that was earned up until the date of termination, as well as any unreimbursed expenses;

(ii) Base Salary at 100% of the annualized rate in effect on the date of termination, for nine months after termination of employment (the “Salary Continuation Period”) payable as and when employees of the COMPANY are paid in accordance with normal payroll procedures;

(iii) Any unpaid bonus the Board of Directors previously determined was earned by EXECUTIVE, unless at the time of such determination the Board of Directors was not aware of facts which it reasonably would have taken into account had such facts been known.

(iv) The COMPANY shall pay a pro rata share (based on the number of days of that year before and after termination) of any performance bonus based on performance of the COMPANY for the year in which employment terminates, if at the end of the year during which termination of employment occurs, the COMPANY’S performance meets the bonus criteria for that year. The COMPANY shall pay a pro rata share (based on the number of days of that year before and after termination) any performance bonus based on the individual performance of EXECUTIVE, unless (x) the Board of Directors in good faith concludes that prior to termination of employment, EXECUTIVE’S behavior was inconsistent with such criteria, or (y) the Board of Directors in good faith concludes EXECUTIVE would not have been able to achieve the performance criteria had employment continued for the full year. Payment, if any, shall be made at the time the bonuses would have been paid had employment not terminated.

(v) Continuing coverage for the EXECUTIVE and his eligible dependents, under all of the COMPANY’S benefit plans, programs and policies in effect as of the date of termination if permitted under the COMPANY’S plans until the earlier of the Salary Continuation Period or the date, or dates, that he receives equivalent coverage and benefits under the plans and programs of a subsequent employer, provided that if by the terms of such benefit plans, EXECUTIVE or EXECUTIVE’S family cannot be covered after termination of employment, the COMPANY shall make reasonable efforts to obtain or pay for equivalent coverage for EXECUTIVE, provided EXECUTIVE and family are insurable and further provided that COMPANY shall not be required to pay more than $10,000; and

(vi) Notwithstanding any COMPANY policy to the contrary, payment of up to 60 days of accrued but unused vacation time for the period from commencement of the

EXECUTIVE’S employment with the COMPANY through the EXECUTIVE’S effective date of termination.

(vii) The EXECUTIVE shall not be required to mitigate the amount of any payment provided for in the Section 6 (a) by seeking employment or otherwise.

(b) By the COMPANY in Event of a Change in Control. In the event that during the period beginning three months before the occurrence of a “Change in Control” (as such term is defined in Section 7 hereof) ending one year after a Change in Control EXECUTIVE’S employment is terminated: (i) by the EXECUTIVE for good reason pursuant to Section 5(c) hereof, (ii) by the COMPANY (or its successor or acquirer) without cause, (iii) by expiration of this Agreement due to EXECUTIVE refusing to renew this Agreement for “good reason” as defined in Section 5(c), or (iv) by expiration of this Agreement due to COMPANY (or its successor or acquirer) refusing to renew this Agreement without cause, then in addition to the benefits provided for in Section 6 (a) above, and notwithstanding any terms to the contrary of applicable Stock Option Agreements and any Restricted Stock Option Agreements executed by the COMPANY and the EXECUTIVE, all of the EXECUTIVE’S outstanding stock options and restricted stock will immediately become vested and exercisable, and any provision of such options which provides for termination of the option upon, or within a stated time after termination of employment, shall become void and such option shall become a nonqualified stock option for tax purposes if it was not already a nonqualified option;

(c) Due to the EXECUTIVE’S Death, or by the COMPANY Upon EXECUTIVE’S Disability. In the event of the EXECUTIVE’S death or if the COMPANY shall terminate the EXECUTIVE’S employment hereunder for disability pursuant to Section 5 (d) hereof, the COMPANY shall pay the EXECUTIVE, or his personal representative, as applicable:

(i) Annual Base Salary and other compensation as set forth in Section 3 hereof that was earned up until the date of termination, as well as any unreimbursed expenses;

(ii) Base Salary at the annualized rate in effect on the date of termination for a period of three (3) months in the event of termination because of the EXECUTIVE’S death, and the period between the date of termination as a result of the EXECUTIVE’S disability until the effective date of the EXECUTIVE’S eligibility for the benefits pursuant to the applicable long-term disability insurance policy, up to a maximum of six (6) months;

(iii) The COMPANY shall pay any bonus on the same conditions as if termination was by the COMPANY without cause pursuant to Section 6(a).

(iv) Notwithstanding any COMPANY policy to the contrary, payment of up to sixty (60) days of accrued but unused vacation time for the period from commencement of the EXECUTIVE’S employment with the COMPANY through the EXECUTIVE’S effective date of termination.

(d) By the COMPANY For Cause or By the EXECUTIVE Without Good Reason. In the event that the COMPANY shall terminate the EXECUTIVE’S employment hereunder for cause or not renew the term for cause, or the EXECUTIVE shall terminate employment hereunder without good reason, the COMPANY shall pay the EXECUTIVE Annual Base Salary and other compensation as set forth in Section 3 hereof that was earned up until the date of termination, as well as any unreimbursed expenses, and accrued but unused vacation time, up to the number of days afforded all employees under the Company’s vacation policy in effect on the date of termination of employment.

(e) Liability Release. The COMPANY may withhold any payment or other benefit following termination of employment, unless EXECUTIVE executes and delivers to the COMPANY a written mutual liability release for in form and substance reasonably acceptable to the COMPANY and EXECUTIVE.

7. Non-competition, Confidentiality, and Conflicts of Interest.

(a) Confidentiality. The EXECUTIVE agrees and understands that, due to the nature of his position with the COMPANY, he will gain possession of confidential information about COMPANY and the way it conducts its business. In conjunction with the execution of, and as part of the consideration given for, this Agreement, EXECUTIVE will execute a Proprietary Information and Inventions Agreement. EXECUTIVE’S duties and obligations shall survive termination of his employment with COMPANY.

(b) Restrictive Covenant. For nine (9) months following the termination date of EXECUTIVE’S employment under this Agreement, EXECUTIVE shall not, without first obtaining the prior written approval of COMPANY, directly or indirectly engage in any activities in competition with COMPANY, or accept employment or establish a business relationship with a business engaged in competition with COMPANY, in any geographical area in which COMPANY, as of the termination date, either is conducting or has made known to EXECUTIVE prior to his termination that it has plans to conduct business. EXECUTIVE hereby agrees that COMPANY’S business, which is Internet based, is currently conducted throughout the United States and in many countries of the world, notwithstanding that COMPANY does not have a physical location in all these places. For these purposes, the COMPANY’S business shall be deemed to include (i) the business actually conducted by the COMPANY immediately prior to termination of employment, and (ii) any business the COMPANY took active steps (including, without limitation, business planning, market research, or product development efforts) prior to termination of employment to conduct after termination of employment. In the event that EXECUTIVE undertakes any such activities without written permission from COMPANY, then in addition to any other remedy the COMPANY may otherwise have, COMPANY’S obligation to pay EXECUTIVE severance compensation under this Agreement shall cease.

(c) Conflicts of Interest. During his employment, EXECUTIVE agrees not to acquire, assume or participate in, directly or indirectly, any position or interest known by him to be adverse or antagonistic to COMPANY, its business or prospects.

(d) Non-interference. While employed by COMPANY, and for a period of nine months immediately following the termination of his employment, EXECUTIVE will not interfere with the business of COMPANY by:

(i) Soliciting, attempting to solicit, inducing or otherwise causing any employee of COMPANY to terminate his or her employment; or

(ii) Directly or indirectly soliciting the business of any customer of COMPANY which at the time of termination or one (1) year prior thereto was listed on COMPANY’S customer list or records, which solicitation, if successful, would result in the loss of business or potential business for COMPANY so long as the potential business is within the COMPANY’S business or is a logical extension of such business as it exists at the time of the EXECUTIVE’S termination.

(e) EXECUTIVE acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of this Section 7 would be inadequate to protect COMPANY against the consequences of such breach, and he therefore agrees that the COMPANY shall be entitled to injunctive relief in case of any such breach or threatened breach without posting any bond. Nothing in this provision shall be construed to prevent Executive from continuing to use the knowledge and information that he possessed prior to commencing employment with the COMPANY, or any non-confidential information he acquired during his employment, in any lawful manner following termination of his employment hereunder.

8. Change in Control

The term “Change in Control” as used in the Agreement shall mean the first to occur on any of the following:

(a) The effective date or date of consummation of any transaction or series of transactions (other than a transaction to which only the COMPANY and one or more of its subsidiaries are parties) pursuant to which the COMPANY:

(i) Becomes a subsidiary of another corporation;

(ii) Is merged or consolidated with or into another corporation;

(iii) Engages in an exchange of shares with another corporation; or

(iv) Transfers, sells or otherwise disposes of all or substantially all of its assets to a single purchaser (other than the EXECUTIVE) or a group of purchasers (none of whom is the EXECUTIVE);

Provided, however, that this Subsection (a) shall not be applicable to a transaction or series of transactions in which a majority of the capital stock of the other corporation, following such transaction or series of transactions, is owned or controlled by the holders of a majority of the COMPANY’S outstanding capital stock immediately before such sale, transfer or disposition; or

(b) The date upon which any person (other than the EXECUTIVE), group of associated persons acting in concert (none of whom is the EXECUTIVE) or corporation becomes a direct or indirect beneficial owner of shares of stock of the COMPANY representing an aggregate of more than 50% of the votes then entitled to be cast at an election of directors of the COMPANY; provide however, that this Subsection (b) shall not be applicable to a transaction or series of transactions in which the entity acquiring such ownership in excess of fifty percent (50%) is a person or entity who is eligible, pursuant to Rule 13d-1(b) under the Securities Exchange Act of 1934, as amended, to file a statement on Schedule 13G with respect to its beneficial ownership of the COMPANY’S capital stock, whether or not such person or entity shall have filed a Schedule 13G (unless such person or entity shall have filed a Schedule 13D with respect to beneficial ownership of fifteen percent (15%) or more of the COMPANY’S capital stock); and provided, further, that the acquisition of shares in a bona fide public offering or private placement of securities by an investor who is acquiring such shares for passive investment purposes only shall not constitute a “Change in Control;” or

(c) The date upon which the persons who were members of the board of directors of the COMPANY as of the date of execution of this Agreement (the “Current Directors”) cease to constitute a majority of the board of directors; provided, however, that any new director whose nomination or selection has been approved by the affirmative vote of at least a majority of the Current Directors then in office shall also be deemed a Current Director.

9. Notices.

For purposes of this Agreement, notices and other communications provided for in the Agreement shall be in writing (whether or not specifically required elsewhere in this Agreement to be in writing) and shall be deemed to have been duly given when delivered or mailed by United States Registered or Certified Mail, return receipt requested, postage prepaid, addressed as follows:

If to EXECUTIVE:	at the address on the signature page

If to COMPANY:	etrials Worldwide, Inc.
Attn: Chief Executive Officer
2701 Aerial Center Parkway,
Suite 100
Morrisville, NC 27560

or at such other address as any party may have furnished to the other in writing subsequent to the execution of this Agreement.

10. Applicable Law.

This Agreement is covered by the laws of the State of North Carolina.

11. Severability and Section 7 Survival.

The provisions of Section 7 of this Agreement shall survive any termination or expiration of this Agreement whether by EXECUTIVE for good reason or without good reason or by COMPANY for cause or without cause. If the geographic scope of Section 7(b) is determined to be too broad, the geographic scope shall be modified to be the smaller of (i) the United States, or (ii) such other geographic location as the court deems reasonable. If any provision of this Agreement is determined to be invalid or is in any way modified by any governmental agency, tribunal or court of competent jurisdiction, such determination shall be considered as relating only to a separate, distinct, and independent part of this Agreement and shall not affect the validity or enforceability of any of the remaining provisions of this Agreement.

12. Successor Rights and Assignment.

This Agreement shall bind, inure to the benefit of and be enforceable by EXECUTIVE’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees. The rights and obligations of COMPANY (including, without limitation, Section 7) under this Agreement may be assigned by COMPANY, in which event it shall be binding upon, and inure to the benefit of, the person(s) or entity to whom it is assigned. EXECUTIVE may not assign his duties hereunder and he may not assign any of his rights hereunder without the written consent of COMPANY.

13. Representations of Executive.

EXECUTIVE represents and warrants that his entry into and the performance of the duties and obligations called for herein do not breach or otherwise violate any legal obligation of EXECUTIVE, common law, statutory or contractual.

14. Disputes.

Any disputes related to this Agreement shall be resolved by binding arbitration to be held in Raleigh, North Carolina under the rules of the American Arbitration Association that pertain to commercial disputes, provided, however, that nothing herein shall prevent COMPANY from seeking and obtaining remedies in the courts for, or to prevent, any violation of Section 7 by EXECUTIVE and for any matter that also constitutes a violation of law. The decision of the arbitrators shall be final and binding and non-appealable.

15. Entire Agreement, Amendments; Waivers.

This Agreement contains the entire agreement of the parties concerning the EXECUTIVE’S employment and all promises, representation, understandings, arrangements and prior agreements on such subject are merged herein and superseded hereby. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought. No person acting other than pursuant to a resolution of the board of directors of the COMPANY shall have authority on behalf of the COMPANY to agree to, amend modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto or to exercise any of the COMPANY’S rights to terminate or fail to extend this Agreement.

Notwithstanding the foregoing, the approval by EXECUTIVE shall not be necessary for any amendment or waiver of any provision which upon advice of legal counsel is inconsistent with any existing or future law, rule or regulation, including those of stock exchanges and other quotation services on which the COMPANY’S stock is traded, quoted or listed.

IN WITNESS WHEREOF, EXECUTIVE and COMPANY have signed this Agreement on the dates indicated below.

EXECUTIVE:

Dated: December 12, 2003	By:	/s/ JOHN CLINE
John Cline
Address:

etrials Worldwide, Inc.

Dated: December 12, 2003	By:	/s/ JAMES W. CLARK, JR.
James W. Clark, Jr.
Vice President and
Chief Financial Officer